Exhibit 99.1

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Reports 4th Quarter and FY2010 Results

EXTON, PA - (PR Newswire - First Call - July 29, 2010) - WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, today announced financial results for the fourth quarter and fiscal year 2010 ended April 30, 2010. For the fourth quarter, WPCS reported revenue of $29.2 million compared to $24.7 million for the same period a year ago, which represents an increase of approximately 18%, and compared to $27.0 for the third quarter of fiscal 2010, or an increase of 8% sequentially.

In the fourth quarter, WPCS generated earnings before interest, taxes, acquisition-related contingent earn-out costs, and depreciation and amortization (EBITDA) of approximately $1.1 million which represents a 46% sequential increase from the third quarter achievement of $751,000. The company generated $1.1 million in EBITDA for the same period a year ago.

For the fourth quarter, non-GAAP net income was approximately $137,000 or $0.02 per diluted share. For the year ended April 30, 2010, non-GAAP net income was approximately $979,000 or $0.14 per diluted share compared to $1.7 million or $0.23 per diluted share for the same period a year ago.

For the fiscal year ended April 30, 2010, WPCS reported total revenue of approximately $105.8 million compared to $107.1 million for the same period a year ago. WPCS reported EBITDA of approximately $4.4 million compared to $5.7 million for the same period a year ago.

From a GAAP perspective, the fourth quarter ended April 30, 2010, generated net income of approximately $12,000 or less than one penny of earnings per diluted share, which includes a non-cash charge of $125,000 recorded for fiscal year 2010, which compares to $293,000 or $0.04 per diluted share for the same period a year ago.

For the fiscal year ended April 30, 2010, WPCS reported net income of approximately $854,000 or $0.12 per diluted share, which again includes the non-cash charge of approximately $125,000 recorded for fiscal year 2010, which compares to approximately $1.7 million or $0.23 per diluted share for the same period a year ago. The non-cash charge is the result of the newly mandated accounting pronouncement regarding acquisitions that was adopted by the company this fiscal year and applied to the Pride Group acquisition in Australia.

Andrew Hidalgo, CEO of WPCS, commented, “WPCS achieved some positive results in the fourth quarter and fiscal year 2010 ended April 30, 2010. For example, WPCS increased revenue by 18% in the fourth quarter over the same quarter one year ago and increased EBITDA by 46% sequentially from the third quarter of this fiscal year. The company also generated $2.4 million in cash from operations for fiscal year 2010. The increase in fourth quarter revenue production can be attributed to the many new contracts we have been awarded recently. We are beginning to see a more active bid list which is increasing our opportunities to build backlog. This should give us a basis for increased revenue production over the next few quarters. Although fiscal year 2010 was most challenging due to the economy, WPCS continued to maintain profitability with a healthy balance sheet. The management team believes that we are positioning ourselves to deliver better earnings in the quarters ahead. We remain optimistic about our future opportunities.”

As a reminder, there will be an investor conference call at 5:00 pm ET today. To participate on the conference call, please dial 888-299-4099 for calls within the U.S. or 302-709-8337 for calls from international locations. Upon reaching the operator, verbally transmit the participant code VH74313. When the overview concludes, your questions can be asked by pressing *1 and your questions can be removed from the queue by pressing the number sign. Replays of the conference call will be available for a period of five days by dialing 402-220-2946 and entering 74313 # as the program identification number.

The attached press release includes financial measures that are not in accordance with GAAP, consisting of EBITDA, non-GAAP net income and non-GAAP net income per diluted share. Management uses EBITDA, non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. WPCS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as our management and to facilitate comparisons of this period's results with prior periods.  These non-GAAP measures exclude the non-cash charge recorded for fiscal 2010 as a result of the newly mandated account pronouncement regarding acquisitions that was adopted by the company this fiscal year.  Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. The presentation of the additional information should not be considered a substitute for net income or net income per diluted prepared in accordance with GAAP. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in our industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. Pursuant to the requirements of Regulation G, WPCS has included a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	April 30,		April 30,
	2010	2009	2010	2009

REVENUE	$29,211,709	$24,742,726	$105,769,432	$107,101,360

COSTS AND EXPENSES:
Cost of revenue	22,458,658	18,358,718	77,930,126	78,334,115
Selling, general and administrative expenses	5,653,229	5,265,210	23,454,081	23,052,464
Depreciation and amortization	759,034	623,944	2,729,882	2,578,824
Change in fair value of acquisition-related contingent consideration	125,092	-	125,092	-

Total costs and expenses	28,996,013	24,247,872	104,239,181	103,965,403

OPERATING INCOME	215,696	494,854	1,530,251	3,135,957

OTHER EXPENSE (INCOME):
Interest expense	203,834	87,258	397,765	421,022
Interest income	(6,497)	(2,792)	(15,849)	(53,947)

INCOME BEFORE INCOME TAX PROVISION	18,359	410,388	1,148,335	2,768,882

Income tax provision	95,792	143,787	576,226	989,027

NET INCOME	(77,433)	266,601	572,109	1,779,855

Net (loss) income attributable to non-controlling interest	(89,304)	(26,809)	(282,292)	108,228

NET INCOME ATTRIBUTABLE TO WPCS	$11,871	$293,410	$854,401	$1,671,627

Basic net income per common share attributable to WPCS	$0.00	$0.04	$0.12	$0.23

Diluted net income per common share attributable to WPCS	$0.00	$0.04	$0.12	$0.23

Basic weighted average number of common shares outstanding	6,952,800	6,942,266	6,945,280	7,131,967

Diluted weighted average number of common shares outstanding	6,983,970	6,942,266	6,970,065	7,154,285

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
ASSETS	2010	2009
		(Note 1)
CURRENT ASSETS:

Cash and cash equivalents	$5,584,309	$6,396,810
Accounts receivable, net of allowance of $206,617 and $155,458 at April 30, 2010 and April 30, 2009, respectively	26,011,955	25,662,784
Costs and estimated earnings in excess of billings on uncompleted contracts	8,859,056	5,229,043
Inventory	2,720,052	2,481,383
Prepaid expenses and other current assets	848,626	1,674,952
Prepaid income taxes	-	295,683
Deferred tax assets	666,000	95,808
Total current assets	44,689,998	41,836,463

PROPERTY AND EQUIPMENT, net	6,468,787	6,668,032

OTHER INTANGIBLE ASSETS, net	2,112,058	1,983,879

GOODWILL	34,919,384	32,549,186

OTHER ASSETS	162,858	132,948

Total assets	$88,353,085	$83,170,508

WPCS INTERNATIONAL INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (continued)

LIABILITIES AND EQUITY	April 30,	April 30,
	2010	2009
		(Note 1)
CURRENT LIABILITIES:

Current portion of loans payable	$63,683	$89,210
Income taxes payable	107,417	-
Borrowings under line of credit	-	5,626,056
Current portion of capital lease obligations	81,950	96,001
Accounts payable and accrued expenses	10,962,016	8,997,296
Billings in excess of costs and estimated earnings on uncompleted contracts	1,853,131	2,511,220
Deferred revenue	503,502	507,650
Due to joint venture partner	3,288,294	2,951,008
Acquisition-related contingent consideration	851,516	-
Total current liabilities	17,711,509	20,778,441

Acquisition-related contingent consideration, net of current portion	726,677	-
Borrowings under line of credit	5,626,056	-
Loans payable, net of current portion	46,364	71,634
Capital lease obligations, net of current portion	69,961	151,425
Deferred tax liabilities	2,018,462	1,493,366
Total liabilities	26,199,029	22,494,866

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock - $0.0001 par value, 5,000,000 shares authorized, none issued	-	-
Common stock - $0.0001 par value, 25,000,000 shares authorized, 6,954,766 and 6,942,266 shares issued and outstanding at April 30, 2010 and April 30, 2009, respectively	695	694
Additional paid-in capital	50,346,655	50,175,479
Retained earnings	10,235,590	9,381,189
Accumulated other comprehensive income (loss) on foreign currency translation	398,116	(425,883)

Total WPCS shareholders' equity	60,981,056	59,131,479

Non-controlling interest	1,173,000	1,544,163

Total equity	62,154,056	60,675,642

Total liabilities and equity	$88,353,085	$83,170,508

Note 1 -	Certain reclassifications have been made to prior period financial statements to conform to current presentation.

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

(1) Reconciliation of Non-GAAP EBITDA:

	Three Months Ended		Years Ended
	April 30,		April 30,
	2010	2009	2010	2009

NET INCOME ATTRIBUTABLE TO WPCS, GAAP	11,871	$293,410	$854,401	$1,671,627

Plus:
Net (loss) income attributable to noncontrolling interest	(89,304)	(26,809)	(282,292)	108,228
Income tax provision	95,792	143,787	576,226	989,027
Interest expense	203,834	87,258	397,765	421,022
Interest income	(6,497)	(2,792)	(15,849)	(53,947)
Change in fair value of acquisition-related contingent consideration	125,092	-	125,092	-
Depreciation and amortization	759,034	623,944	2,729,882	2,578,824
EBITDA, Non-GAAP	1,099,822	1,118,798	4,385,225	5,714,781

(2) Reconciliation of Non-GAAP Net Income:

	Three Months Ended		Years Ended
	April 30,		April 30,
	2010	2009	2010	2009

NET INCOME ATTRIBUTABLE TO WPCS, GAAP	$11,871	$293,410	$854,401	$1,671,627

Plus: Change in fair value of acquisition-related contingent consideration	125,092	-	125,092	-

NET INCOME ATTRIBUTABLE TO WPCS, Non-GAAP	$136,963	$293,410	$979,493	$1,671,627

Basic net income per common share	$0.02	$0.04	$0.14	$0.23

Diluted net income per common share	$0.02	$0.04	$0.14	$0.23

Basic weighted average number of common shares outstanding	6,952,800	6,942,266	6,945,280	7,131,967

Diluted weighted average number of common shares outstanding	6,983,970	6,942,266	6,970,065	7,154,285